Exhibit 99.1

For Immediate Release May 18, 2004	www.fairchildsemi.com
Corporate Communications:
Fran Harrison 207-775-8576 fran.harrison@fairchildsemi.com

Public Relations Firm:
Barbara Ewen CHEN PR 781-466-8282 bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Announces Lawsuit

South Portland, Maine — Fairchild Semiconductor announced today the company has been named, along with three product distribution companies, as a defendant in a lawsuit filed by Alcatel Canada Inc. in the Ontario Superior Court of Justice. The lawsuit alleges breach of contract, negligence and other claims and seeks C$200,000,000 (Canadian dollars) in damages allegedly caused by Fairchild products.

Fairchild believes that it has strong defenses against all the claims and intends to vigorously defend the lawsuit. In a related action, Fairchild filed a lawsuit in August 2002 against Sumitomo Bakelite Singapore Pte. Ltd., a supplier of mold compound (the plastic resin used to encapsulate semiconductor chips), and other related parties, alleging claims for breach of contract, misrepresentation, negligence and other claims and seeking unspecified damages, including damages caused to Fairchild’s customers as a result of mold compound supplied by Sumitomo. There have been numerous other lawsuits filed by a number of parties in several courts against Sumitomo alleging issues with the same mold compound at issue in Alcatel’s suit against Fairchild.

Fairchild’s lawsuit against Sumitomo is pending in California Superior Court for Santa Clara County. Fairchild is unable to predict or determine the outcome of either the litigation with Sumitomo or Alcatel. Although the company has not been sued by any other customer as a result of this matter, several other customers have made claims for damages relating to the Sumitomo mold compound, or threatened to begin litigation if their claims are not resolved according to their demands, and the company may face additional lawsuits as a result. Fairchild has also resolved similar claims relating to the mold compound matter with several of its leading customers.

At this time, the company is unable to reasonably estimate any range of possible loss which may be incurred as a result of any customer claims or payments the company may make in excess of insurance coverage, and accordingly the company has not made provisions for such claims in any of its financial statements. Based on the company’s assessment of the claims to date, and taking into account factors the company believes are relevant, the company believes it to be reasonably possible that current claims may be in excess of the company’s insurance limits. If the company continues to receive additional claims for damages from customers beyond the period of time normally observed for such claims, or if these claims proceed to litigation, or if the company chooses to settle claims in settlement of or to avoid litigation, then the amount necessary to resolve such claims may adversely affect the company’s financial results or financial position.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild’s components are used in computing, communications, consumer, industrial and automotive applications. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

Special Note on Forward-Looking Statements:

This press release includes forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” “we plan,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic or political conditions (including as a result of terrorist attacks and responses to them); changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in more detail in our annual and quarterly filings with the Securities and Exchange Commission, available on the SEC’s website at www.sec.gov or at Fairchild Semiconductor’s website at http://investor.fairchildsemi.com.

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